Exhibit 3.8

Eaton Holding XI S.à r.l.

Société à responsabilité limitée

Gesellschaftssitz:	12, rue Eugène Ruppert L-2453 Luxemburg

R,C.S. Luxemburg B 9.145

BESCHLUSS DES ALLEINGESELLSCHAFTERS

vom 14. November 2012 Nummer              /2012

Im Jahre zweitausendzwölf, den vierzehnten November, vor dem unterzeichneten Notar Maître Marc Loesch, mit Amtssitz in Mondorf-les-Bains, Großherzogtum Luxemburg,

Ist erschienen:

Eaton Holding SE & Co. KG, eine Gesellschaft deutschen Rechts, mit Gesellschaftssitz in 7-11 Hein-Moeller-Strasse, Bonn, Deutschland, eingetragen im Handelsregister des Amtsgerichts Bonn unter der Nummer HRA 7263 (die “Gesellschafterin”), hier vertreten durch Herrn Marc Frantz, Rechtsanwalt, mit beruflicher Anschrift in Luxemburg,

kraft einer privatschriftlichen Vollmacht gegeben durch die Gesellschaft am 12 November 2012.

Die oben genannte Yollmacht, unterschrieben durch den Bevollmachtigten und den unterzeichneten Notar, bleibt der vorliegenden notariellen Urkunde beigefügt.

Die Gesellschafterin hat den unterzeichneten Notar gebeten festzuhalten, dass die Gesellschafterin Alleingesellschafter von Eaton Holding XI S.à r.l. ist, eine Gesellschaft mit beschränkter Haftung luxemburgischen Rechts, mit einem Gesellschaftskapital von zwölftausendfünfhundert Euro (EUR 12.500,-), mit Gesellschaftssitz in 12, rue Eugène Ruppert, L-2453 Luxemburg, Großherzogtum Luxemburg, eingetragen beim luxemburgischen Handels- und Gesellschaftsregister unter der Nummer B 9.145, gegründet durch eine notarielle Urkunde vom 22. Juli 1970, veröffentlicht im Mémorial C, Recueil Spécial des Sociétés et Associations, unter der Nummer 180 am 26. Oktober 1970 (die “Gesellschaft”). Die Gesellschaftssatzung wurde zuletzt durch eine notarielle Urkunde durch den unterzeichneten Notar, vom 9. Mai 2012 geändert, welche im Mémorial C, Recueil Spécial des Sociétés et Associations, unter der Nummer 1514 am 16. Juni 2012 veröffentlicht wurde.

Die Gesellschafterin erklärt, ausführlich über die Beschlüsse, welche auf Basis der folgenden Tagesordnung zu fassen sind, informiert zu sein:

TAGESORDNUNG

1 Änderung des Namens der Gesellschaft in “Eaton Controls (Luxembourg) S.à r.l”.

2 Abänderung von Artikel 1, Absatz 3, der Gesellschaftssatzung um die Namensänderung der Gesellschaft wiederzugeben.

3 Verschiedenes.

Die Gesellschafterin hat den unterzeichneten Notar aufgefordert folgende Beschlüsse festzuhalten:

ERSTER BESCHLUSS

Die Gesellschafterin hat beschlossen, den Namen der Gesellschaft in “Eaton Controls (Luxembourg) S.à r.l” zu ändern.

ZWEITER BESCHLUSS

Die Gesellschafterin hat beschlossen Artikel 1, Absatz 3, der Gesellschaftssatzung abzuändern um den obengenannten Beschluss wiederzugeben. Der besagte Absatz lautet künftig wie folgt:

“Die Gesellschaft wird unter dem Namen “Eaton Controls (Luxembourg) S.à r.l” firmieren.”

KOSTEN

Die Ausgaben, Kosten, Vergütungen und Gebuhren, in welcher Form auch immer, die von der Gesellschaft aufgrund dieser Urkunde getragen werden, werden auf ungefähr eintausend Euro (EUR 1.000,-) geschätzt.

Die vorliegende Urkunde wurde aufgenommen in Luxemburg durch den unterzeichneten Notar zum eingangs erwähnten Datum.

Der unterzeichnete Notar, der der deutschen und englischen Sprache mächtig ist, erklärt hiermit, dass auf Anfrage des Vollmachtnehmers der oben erschienenen Partei vorliegende Urkunde in deutscher Sprache verfasst wurde, gefolgt von einer englischen Übersetzung, und dass im Falle von Abweichungen zwischen der deutschen und der englischen Fassung der deutsche Text maßgebend ist.

Nachdem das Dokument der oben erschienenen Partei, welche dem unterzeichneten Notar bekannt ist durch seinen Namen, Vornamen, Personenstand und Wohnsitz, vorgelesen wurde, hat diese die vorliegende originale Urkunde zusammen mit dem unterzeichnenden Notar unterschrieben.

HEREAFTER FOLLOWS THE ENGLISH TRANSLATION OF THE ABOVE NEXT TEXT :

In the year two thousand and twelve, on the fourteenth day of November, Before Maître Marc Loesch, notary residing in Mondorf-les-Bains, Grand Duchy of Luxembourg,

There appeared:

Eaton Holding SE & Co. KG, a company governed by the laws of Germany, with registered office at 7-11 Hein-Moeller-Strasse, Bonn, Germany, and registered with the local court of Bonn under number HRA 7263 (the “Shareholder”), hereby represented by Mr Marc Frantz, lawyer, residing in Luxembourg, by virtue of a proxy under private seal given by the Shareholder on 12, November 2012.

The said proxy, signed by the proxyholder and the undersigned notary, shall be annexed to the present deed for the purpose of registration.

The Shareholder requested the undersigned notary to document that the Shareholder is the sole shareholder of Eaton Holding XI S.à r.l., a societe a responsabilité limitée governed by the laws of Luxembourg, having a share capital of twelve thousand five hundred euros (EUR 12,500.-), with registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, having been incorporated following a notarial deed dated 22 July 1970, published in the Mémorial C, Recueil Special des Sociétés et Associations number 180 of 26 October 1970 and registered with the Luxembourg Register of Commerce and Companies under number B 9145 (the “Company”). The articles of incorporation of the Company have for the last time been amended following a deed of the undersigned notary dated 9 May 2012, published in the Mémorial C, Recueil des Sociétés et Associations number 1514 of 16 June 2012.

The Shareholder, represented as above mentioned, declaring to be fully informed of the resolutions to be taken on the basis of the following agenda:

AGENDA

1. To change the name of the Company to “Eaton Controls (Luxembourg) S.à r.l.,”.

2. To amend article 1, paragraph 3 of the articles of incorporation of the Company so as to reflect the name change of the Company.

3. Miscellaneous.

requested the undersigned notary to record the following resolutions:

FIRST RESOLUTION

The Shareholder resolved to change the name of the Company to “Eaton Controls (Luxembourg) S.à r.l.”.

SECOND RESOLUTION

The Shareholder resolved to amend article 1, paragraph 3 of the articles of incorporation of the Company so as to reflect the foregoing resolution. The said paragraph shall from now on read as follows:

“The Company will exist under the name of “Eaton Controls (Luxembourg) S.à r.l.”.

EXPENSES

The expenses, costs, fees and charges of any kind which shall be borne by the Company as a result of the present deed are estimated at one thousand euro (EUR 1,000,-).

Whereof the present deed was drawn up in Luxembourg, on the day named at the beginning of this document.

The undersigned notary who knows German and English, states herewith that on request of the above appearing person, the present deed is worded in German followed by an English version; on request of the same person and in case of inconsistencies between the German and the English text, the German text will prevail.

The document having been read to the proxvholder of the person appearing, who is known to the notary by his surname, first name, civil status and residence, such person signed together with the notary this original deed.